Exhibit 5.1

June 2, 2005

Daiichi Pharmaceutical Co., Ltd.

14-10, Nihonbashi 3-chome

Chuo-ku, Tokyo 103-8234

Japan

Registration Statement on Form F-4 of

Daiichi Pharmaceutical Co., Ltd. and Sankyo Company, Limited

Dear Sirs:

We have been acting as special legal advisers to Daiichi Pharmaceutical Co., Ltd., a corporation organized under the laws of Japan (“Daiichi”), and have been requested by Daiichi to give this opinion in connection with the Registration Statement on Form F-4 (the “Registration Statement”) jointly filed by Daiichi and Sankyo Company, Limited (“Sankyo”) with the United States Securities and Exchange Commission on June 2, 2005 for the purpose of registering under the United States Securities Act of 1933, as amended (the “Act”), certain shares (the “Shares”) of common stock of Daiichi Sankyo Company, Limited (“Daiichi Sankyo”) to be established as a holding company of Daiichi and Sankyo, to be issued to United States record holders of common stock of each of Daiichi and Sankyo as a result of the exchange of shares of Daiichi and Sankyo with the Shares (the “Joint Share Transfer”) pursuant to the terms and conditions of the Joint Share Transfer (the “Terms and Conditions of the Joint Share Transfer”) to be approved at each of the general meetings of shareholders of Daiichi and Sankyo, each scheduled to be held on June 29, 2005.

For the purpose of this opinion we have examined, among other things, the following documents:

(a)	Certified copies of commercial register, the Articles of Incorporation, the Regulations of Board of Directors and the Share Handling Regulations of each of Daiichi and Sankyo;
(b)	Certified copies of minutes of the meetings of the Board of Directors of Daiichi held on February 25 and May 13, 2005;
(c)	Certified copies of minutes of the meetings of the Board of Directors of Sankyo held on February 25 and May 13, 2005;
(d)	The forms of convocation notices of each of the general meetings of shareholders of Daiichi and Sankyo, each scheduled to be held on June 29, 2005 (each of which includes the Terms and Conditions of the Joint Share Transfer”), and attachments thereto;
(e)	A copy of the Memorandum of Understanding (“MOU”) dated February 25, 2005 between Daiichi and Sankyo, relating to the business integration of Daiichi and Sankyo;
(f)	A copy of the Business Integration Agreement (the “Joint Share Transfer Agreement”) dated May 13, 2005 between Daiichi and Sankyo, relating to the business integration of Daiichi and Sankyo;
(g)	A copy of the Registration Statement and attachments thereto;
(h)	A certificate of Daiichi dated June 2, 2005 executed by Kiyoshi Morita, President and Representative Director of Daiichi; and
(i)	A certificate of Sankyo dated June 2, 2005 executed by Takashi Shoda, President and Representative Director of Sankyo.

We have also examined such certificates and corporate and other records and documents of Daiichi and Sankyo and such other matters, documents and records, and have considered such questions of laws of Japan, as we have deemed necessary or appropriate for the purpose of rendering the opinion hereinafter set forth.

Having examined the above documents and having regard to the relevant laws of Japan to the extent that they are applicable, and subject to the assumptions and qualifications set out herein, we are of the opinion that:

(A)	Subject to (i) the approval of the Terms and Conditions of the Joint Share Transfer by each of the general meetings of shareholders of Daiichi and Sankyo, each scheduled to be held on June 29, 2005, (ii) the consummation of all necessary governmental authorization, permits, consents and approvals and (iii) the registration of the incorporation of Daiichi Sankyo in the Commercial Register scheduled to be made on or after September 28, 2005, and when the Shares have been duly issued to the United States record holders of the shares of Daiichi and Sankyo pursuant to the Terms and Conditions of the Joint Share Transfer so approved, such Shares will be validly issued, fully paid and non-assessable.

(B)	The statements set forth in the Registration Statement under the caption “Taxation - Japanese Tax Consequences”, insofar as they purport to describe generally or summarize the Japanese laws and regulations referred to thereunder, are accurate in all material respects and fairly summarize the matters referred to therein.

The foregoing opinion is limited solely to the laws of Japan effective as of the date hereof and we neither express nor imply any opinion on, or in respect of, the laws of any country or jurisdiction other than Japan. In giving the opinion set forth above, we have relied, as to matters governed by the laws of the State of New York or the federal laws of the United States of America, upon the legal opinion of Simpson Thacher & Bartlett LLP, United States counsel to Daiichi and Sankyo, addressed to Daiichi and Sankyo and dated the date hereof.

In rendering the foregoing opinion, we have relied, as to certain factual matters, upon the documents referred to in paragraph (a) through (i) above, and other certificates of officers or any other authorized persons of Daiichi and Sankyo or public officials as we have deemed appropriate as a basis for the opinion expressed herein, in particular, as to the correctness and conformity of the statements with the relevant facts thereof included, expressly or impliedly, in such certificates.

We have assumed, for the purpose of rendering this opinion, that (i) all signatures or seal impressions on any documents we reviewed are true and genuine; (ii) all documents submitted to us as originals are authentic and complete; (iii) all documents submitted to us as copies are complete and conform to the originals thereof that are authentic and complete; (iv) all documents submitted to us as forms are executed in such forms; (v) all natural person-signatories who have executed or delivered the MOU, the Joint Share Transfer Agreement and all other documents related thereto on behalf of the relevant parties thereto have and had at the relevant times sufficient legal capacity to take such actions; (vi) each party (other than Daiichi) to each of the MOU, the Joint Share Transfer Agreement and all other documents related thereto is an entity duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, and has full and complete power and authority (corporate or otherwise) to execute and deliver, and to perform its obligations under, such document; (vii) each of the MOU, the Joint Share Transfer Agreement and all other documents related thereto has been duly authorized by all the parties thereto (other than Daiichi), which matters we have not independently verified; (viii) each of the MOU, the Joint Share Transfer Agreement and all other documents related thereto has been duly executed and delivered by all the parties thereto, which matters we have not independently verified; (ix) nothing in the applicable law of any jurisdiction other than Japan would conflict with, or preclude the performance, legality, effectiveness or enforcement of, any of the Joint Share Transfer, the MOU, the Joint Share Transfer Agreement and all other documents related thereto; and (x) the MOU, the Joint Share Transfer Agreement and all other documents related thereto are legal, valid and binding on the parties thereto and enforceable in accordance with their respective terms under their respective governing laws (other than Japanese law).

The foregoing opinion is based on the assumptions, qualified by and subject to the limitations, set forth below:

(i)	This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters or documents not specifically referred to herein. Without any prejudice to the generality of the foregoing, nothing in this opinion should be taken as expressing an opinion in respect of any representations or warranties (other than those expressly provided herein), or other information contained in the documents referred to in (a) through (i) above or in any other document examined in connection with this opinion except as expressly provided herein;

(ii)	We are members of the bar of Japan and our opinion is limited solely to the laws of Japan effective as of the date hereof;

(iii)	We neither express nor imply any view or opinion with regard to the requirements of any state or country other than Japan;

(iv)	We express no opinion as to the availability of specific performance, injunctive relief or any other similar remedy;

(v)	The opinion expressed above is subject to applicable bankruptcy, civil rehabilitation, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the rights of creditors generally;

(vi)	The opinion expressed above is subject to any applicable statutes of limitation, appropriate court procedures, the public order or policy, good morals doctrine, the good faith and fair dealing doctrine and the abuse of rights doctrine;

(vii)	The opinion expressed above does not cover any matters related to tax laws, treaties, regulations or guidelines (except where we have affirmatively opined on such matters in the opinion above);

(viii)	Japanese courts may not give full effect to an indemnity for attorney’s fees or other legal costs; and

(ix)	In this opinion, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concept described by the equivalent English terms as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a foreign jurisdiction would interpret Japanese legal concepts or expressions.

This opinion has been rendered to you solely for your benefit in connection with the Registration Statement on the condition that the opinion expressed herein may not be relied upon by any person other than your legal advisers acting in that capacity in relation to the Registration Statement without our specific prior approval thereof in writing save that this opinion may be filed as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Nagashima Ohno & Tsunematsu

(TK)